Exhibit 4.4

WARRANT

THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXERCISE HEREUNDER, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UNLESS SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE PREFERRED STOCK

Date of Issuance:	Number of Shares:
(subject to adjustment)

THIS CERTIFIES THAT, for value received, Intel Capital Corporation, a Delaware corporation, or its registered assigns (the “Holder”), is entitled, subject to the terms and conditions of this Warrant, at any time or from time to time before the Expiration Time (as defined below) to purchase from GCT Semiconductor, Inc., a Delaware corporation (the “Company”) up to 3,272,727 shares of Warrant Stock (as defined below) at a price per share of U.S. $1.10 per share (the “Exercise Price”). Both the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Exercise Price are subject to adjustment as provided herein.

This Warrant is issued simultaneously with the parties execution of that certain Marketing Agreement, dated April 15, 2009 (the “Agreement”), by and among the Company and Intel Corporation.

1. CERTAIN DEFINITIONS. As used in this Warrant the following terms shall have the following respective meanings:

“Affiliate” shall mean with regard to any person or entity means any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person or entity.

“Aggregate Exercise Amount” shall mean the total number of shares of Warrant Stock purchasable upon exercise of this Warrant multiplied by the then effective Exercise Price.

“Expiration Time” shall mean 5:00 p.m. Pacific Daylight Time on the date that is four (4) years from the date of issuance of this Warrant, provided, however, this Warrant will terminate immediately prior to the effective date of the registration statement filed by the Company with the SEC with regard to a Qualified IPO.

“Change of Control” shall mean a merger or consolidation of the Company with or into any other corporation or business entity pursuant to which the Company is not the surviving entity and as a result of which the holders of the Company’s outstanding voting securities as constituted immediately prior to the merger or consolidation hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity immediately after such merger or consolidation.

“Fair Market Value” of one share of Warrant Stock as of a particular date shall mean, and be determined, as follows:

(a) If the Warrant Stock is traded on a U.S. national securities exchange, including but not limited to the NASDAQ Global Market or the NASDAQ Capital Market, then the Fair Market Value shall be deemed to be the average of the closing sale prices on such exchange over the five (5) Trading Days ending immediately prior to the applicable date of valuation;

(b) If the Warrant Stock is not traded on any national securities exchange nor quoted on any market quotation system, then the Fair Market Value shall be the value as determined in good faith by the Company’s Board of Directors upon a review of relevant factors, including recent sales of the Company’s securities; and

(c) If this Warrant is exercised in connection with and immediately prior to the Company’s Qualified IPO, or in connection with and immediately prior to an IPO that is not a Qualified IPO, then the Fair Market Value shall be deemed to be equal to the “Price to the Public” as specified in the final prospectus with respect to such IPO multiplied by the number of shares, including any fractions thereof, of Common Stock issuable upon conversion of one share of Warrant Stock immediately prior to the Qualified IPO or IPO.

“IPO” shall mean the first firm commitment, underwritten public offering of the Company’s Common Stock for the account of the Company pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act.

“Qualified IPO” shall mean the first firm commitment, underwritten public offering of the Company’s Common Stock by a nationally recognized investment bank pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act at a public offering price (prior to underwriters’ discounts and commissions) of at least $1.90 per share of Common Stock (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares) with aggregate gross proceeds to the Company (prior to underwriters’ discounts, commissions and expenses) of at least $25,000,000 and in connection with such public offering the Company’s Common Stock is subsequently primarily traded on the Nasdaq Stock Market or the New York Stock Exchange.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Trading Day” shall mean if the Warrant Stock is traded or admitted for trading on a national securities exchange, a day on which such national securities exchange is open for business or if the Warrant Stock is traded over-the-counter on an electronic bulletin board, then a day on which trades may be effected and for which a closing bid price is available.

“Warrant” shall include this Warrant and any warrant delivered in substitution or exchange for this Warrant as provided herein.

“Warrant Stock” shall mean the Series F Preferred Stock, $0.001 par value per share, of the Company, provided, however, if all of the Company’s Series F Preferred have converted, then Warrant Stock shall be deemed to mean the securities into which the Series F Preferred Stock has converted; provided, further, that the Warrant Stock shall mean, in the case of a reclassification, recapitalization or other similar capital reorganization and in lieu of the Series F Preferred Stock, the securities of the Company issued in exchange for, in lieu of or otherwise for the outstanding Series F Preferred Stock upon such reclassification, recapitalization or reorganization.

2. EXERCISE OF WARRANT

2.1. Exercise; Payment. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part at any time or from time to time, on or before the Expiration Time by the delivery of a notice of exercise in substantially the form attached hereto as Exhibit A (the “Notice of Exercise”), duly executed by the Holder, at the principal executive office of the Company, and as soon as practicable after such date, surrendering:

(a) this Warrant and

(b) payment, (i) in cash (by check) or by wire transfer, (ii) by cancellation by the Holder of indebtedness of the Company to the Holder; or (iii) by a combination of (i) and (ii), of an amount equal to the product obtained by multiplying the number of shares of Warrant Stock being purchased upon such exercise by the then effective Exercise Price (the “Aggregate Exercise Price”).

2.2. Net Issue Exercise. In lieu of the payment methods set forth in Section 2.1(b) above, if the Fair Market Value of one share of Warrant Stock is greater than the Exercise Price (at the date of exchange set forth below), the Holder may elect to exchange, in whole or in part at any time or from time to time on or before the Expiration Time, this Warrant for shares of Warrant Stock equal to the value of the Warrant being exchanged on the date of exchange; provided that not more than eight-tenths of the aggregate number of shares of Warrant Stock set forth on the cover page of this Warrant shall be permitted to be exchanged pursuant to this Section 2.2; provided, however, that the foregoing eight-tenths limitation shall not apply in the case of an automatic net exercise pursuant to Section 2.3 and all of the shares of Warrant Stock set forth on the cover page of this Warrant shall be permitted to be exchanged pursuant to Section 2.3 and this Section 2.2. If the Holder elects to exchange this Warrant as provided in this Section 2.2, the Holder shall surrender to the Company at the principal executive office of the Company, this Warrant for the amount being exchanged, together with a duly executed Notice of Exercise in substantially the form attached hereto as Exhibit A, and the Company shall issue to the Holder the number of shares of the Warrant Stock computed using the following formula:

X = Y (A-B)

            A

Where X = the number of shares of Warrant Stock to be issued to the Holder.

Y = the number of shares of Warrant Stock purchasable under this Warrant being exchanged (as adjusted to the date of such exchange); provided that, not more than eight-tenths of the aggregate number of shares of Warrant Stock set forth on the cover page of this Warrant shall be permitted to be exchanged pursuant to this Section 2.2; provided, however, that the foregoing eight-tenths limitation shall not apply in the case of an automatic net exercise pursuant to Section 2.3 and all of the shares of Warrant Stock set forth on the cover page of this Warrant shall be permitted to be exchanged pursuant to Section 2.3 and this Section 2.2.

A = the Fair Market Value of one share of the Warrant Stock.

B = Exercise Price (as adjusted to the date of such exchange).

All references in this Warrant to an “exercise” of this Warrant shall include an exchange pursuant to this Section 2.2.

2.3 Automatic Net Issue Exercise Upon Change of Control. Subject to Section 3.4, immediately prior to the closing of a Change of Control, this Warrant shall automatically, and without any payment by the Holder or any other action required on the part of the Holder, be deemed exercised in full on a net exercise basis pursuant to Section 2.2. In such event, the Fair Market Value of one share of the Warrant Stock as provided in Section 2.2 shall mean the Fair Market Value of the consideration to be received by a stockholder in exchange for one share of the same series and class as the Warrant Stock in connection with such Change of Control. The Company will take all actions reasonably requested by the Holder to effectuate the net issue exercise pursuant to this section, including but not limited to the issuance of shares of Warrant Stock on a certificated or non-certificated basis and update of the Company’s stock records to reflect the issuance of the Warrant Stock.

2.4. Stock Certificates; Fractional Shares. As soon as practicable and in any event not more than fifteen (15) days after the date of exercise of this Warrant pursuant to Sections 2.1, 2.2 or 2.3, the Company shall issue and deliver to the Holder a certificate for the number of shares of Common Stock issuable pursuant to such exercise; provided, however, that if the Common Stock is traded on a national securities exchange or over-the-counter, then the Company shall promptly (but in no event later than three (3) Trading Days after exercise of this Warrant) issue and deliver to the Holder a certificate for the number of shares of Common Stock issuable pursuant to such exercise; provided, further, that the Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Common Stock has been declared effective by the SEC, use its best efforts to promptly (but in no event later than three (3) Trading Days after exercise of this Warrant) deliver Common Stock electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. No fractional shares or scrip representing fractional shares shall be issued upon any exercise of this Warrant and in lieu thereof the Company shall pay cash for any fraction of a share equal to such fraction multiplied by the current Fair Market Value of one whole share of Common Stock as of the date of exercise of this Warrant. If by the third Trading Day after the date of exercise of this Warrant the Company fails to deliver the required number of shares of Common Stock in the manner required pursuant to this Section 2.4, and if after such third Trading Day and prior to the receipt of such Common Stock, the Holder purchases (from a third party, in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale (whether to a third party, an open market transaction or otherwise) by the Holder of the Common Stock which the Holder anticipated receiving upon such exercise, then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, expenses and related costs to cover, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the sale price of the Common Stock being sold by the Holder in the third party sale transaction and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of shares of Common Stock for which such exercise was not timely honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.

2.5. Partial Exercise; Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the Company’s receipt of a Notice of Exercise and the Holder shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof (or in the event that this Warrant is lost, stolen or destroyed, upon the Company’s receipt of an indemnity agreement) and shall execute and deliver a new Warrant having same terms as this Warrant for the balance of the shares of Warrant Stock purchasable hereunder as soon as practicable and in any event not more than fifteen (15) days after exercise of this Warrant.

2.6 Number of Shares of Warrant Stock. This Warrant shall be exercisable for up to the aggregate number of shares of Warrant Stock set forth on the cover page of this Warrant, subject to adjustment as provided in Section 3.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The number of shares of Warrant Stock issuable upon exercise of this Warrant and the Exercise Price are subject to adjustment upon occurrence of the following events:

3.1. Adjustment for Stock Splits, Stock Subdivisions or Combinations of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide the outstanding shares of the series or class of Warrant Stock into a different number of securities of the same class and series (or pay, issue, or fix a record date for the determination of eligible holders of the outstanding Warrant Stock entitled to receive, a dividend or other distribution payable in additional shares of Warrant Stock), then the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately increased and the Exercise Price for such securities shall be proportionately decreased on the effective date of such split or subdivision (or with regard to dividends on the record date for such dividend, or if there was no record date, then the payment or effective date). If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall combine (including by means of a reverse stock split) the outstanding shares of the series or class of Warrant Stock into a lesser number of securities of the same class and series, the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately decreased and the Exercise Price for such securities shall be proportionately increased on the effective date of such combination. The provisions of this Section 3.1 shall similarly apply to successive stock splits, stock subdivisions or combinations of shares.

3.2. Adjustment for Dividends or Distributions of Stock or Other Securities or Property. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall pay or issue, or shall fix a record date for the determination of eligible holders of the outstanding series or class of the Warrant Stock entitled to receive, a dividend or other distribution payable in (a) securities of the Company other than Warrant Stock or (b) other property (excluding cash dividends paid or payable solely out of retained earnings), then the Holder upon exercise of this Warrant at any time after the payment, effective date or record date of such dividend or other distribution, shall receive, in addition to the shares of Warrant Stock issuable upon exercise upon exercise of this Warrant, and without the payment of any additional consideration therefor, the securities or such other property of the Company to which the Holder hereof would have been received on the payment or effective date if the Holder had exercised this Warrant, without regard to vesting, immediately prior to the applicable record date (or if there was no record date, then prior to the payment or effective date) and had thereafter, during the period from the date thereof to and including the date of such exercise, retained such securities giving effect to all further adjustments called for by this Section 3. The provisions of this Section 3.2 shall similarly apply to successive dividends or distributions.

3.3. Adjustment for Reclassifications, Reorganizations, Conversions. If at any time while this Warrant, or any portion hereof, remains outstanding and unexpired there shall be, by reclassification of securities, recapitalization, conversion or otherwise, a change in the Warrant Stock issuable upon exercise of this Warrant into the same or a different number of securities of a different series, class or classes, this Warrant shall thereafter represent the right to acquire, at a total purchase price not to exceed the Aggregate Exercise Amount, such number and kind of securities to which the Holder hereof would have received on the effective date of such reclassification, recapitalization, conversion or change if the Holder had exercised this Warrant, without regard to vesting, immediately prior to the date thereof and had thereafter, during the period from the date thereof and including the date of exercise, retained such securities giving effect to all further adjustments called for by this Section 3. The Exercise Price shall be appropriately adjusted to equal the Aggregate Exercise Amount of this Warrant, without regard to vesting, divided by the number of new securities issuable upon exercise of this Warrant following such reclassification, recapitalization, conversion or change, each subject to further adjustment as provided in this Section 3. The Holder of this Warrant may require the Company to issue a new Warrant having terms and providing for adjustments with regard to such new securities as equivalent as practicable to the terms and adjustments contained in this Warrant.

3.4. Adjustment for Change of Control. If at any time while this Warrant, or any portion hereof, remains outstanding and unexpired there shall occur a Change of Control in which the consideration received by the Company’s stockholders in such Change of Control consists of stock or a combination of stock and cash, then the Company shall use its best efforts to have this Warrant automatically without any action on the part of the Company or the Holder thereafter represent the right to purchase prior to the Expiration Time, at a total purchase price not to exceed the Aggregate Exercise Amount, such number and kind of stock or other securities or property received or receivable by the Company’s other holders of the same series and class as the Warrant Stock in connection with such Change of Control that the Holder hereof would have received on the effective date of such Change of Control if the Holder had exercised this Warrant immediately prior thereto and had thereafter, during the period from the date thereof and including the date of exercise, retained such stock, securities or other property giving effect to all further adjustments called for by this Section 3. The Exercise Price applicable pursuant to the foregoing sentence would be appropriately adjusted to equal the Aggregate Exercise Amount of this Warrant, divided by the number of new securities issuable upon exercise of this Warrant following such Change of Control. The Holder of this Warrant may request that the Company or any successor corporation or entity to the Company issue a new Warrant having terms and providing for adjustments with regard to such new securities as equivalent as practicable to the terms and adjustments contained in this Warrant. The Company shall use its best efforts to have this Warrant be assumed by its successor corporation or entity, whether by operation of law or otherwise. In such event, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably practicable, in relation to any stock, securities or other property deliverable after that event upon exercise of this Warrant.

3.5 Manner of Adjustments. All adjustments to the number of securities issuable upon exercise of this Warrant shall be made to the nearest whole share (one-half and greater being rounded upward) and all adjustments to the Exercise Price of this Warrant shall be made to the nearest hundredth of a cent.

3.6. Adjustment for Issuance of Additional Shares in Certain Diluting Issuances. In the event the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexercised shall issue Additional Shares of Common Stock (as defined in the Company’s Amended and Restated Certificate of Incorporation, as may be subsequently amended from time to time) (including Additional Shares of Common Stock deemed to be issued pursuant thereto) for a consideration price per share that is less than the Exercise Price in effect immediately prior to the time of such issuance, then upon such issuance the Exercise Price in effect immediately prior to such issuance shall be adjusted in accordance with the same price adjustment provisions applicable to the conversion price of the Company’s Series F Preferred Stock, or any successor security thereto, as set forth in Article IV, Section 4(d), or any successor provisions, of the Company’s Amended and Restated Certificate of Incorporation, as may be subsequently amended from time to time, including but not limited to the provisions with regard to the Deemed Issue of Additional Share of Common Stock and with regard to the Determination of Consideration.

4. CERTIFICATE AS TO ADJUSTMENTS. In each case of any adjustment in the Exercise Price, or number or type of securities issuable upon exercise of this Warrant, the Chief Financial Officer or Controller of the Company shall compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the event necessitating the adjustment, the adjusted Exercise Price and the adjusted number of securities issuable upon exercise of this Warrant. The Company shall promptly, and in any event within fifteen (15) days after the occurrence of the event resulting in such adjustment, deliver a copy of such certificate to the Holder.

5. LOSS OR MUTILATION. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, receipt of an indemnity agreement or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant having the same terms as contained in the lost, stolen, destroyed or mutilated Warrant.

6. RESERVATION OF WARRANT STOCK. The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Warrant Stock or other shares of capital stock of the Company as are from time to time issuable upon exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to authorize sufficient number of shares of Warrant Stock issuable upon exercise of this Warrant.

7. TRANSFER AND EXCHANGE. The Company shall register Intel Capital Corporation as the Holder in whose name this Warrant is registered upon the books and records maintained by the Company. Subject to compliance with all applicable federal and state securities laws, this Warrant and all rights hereunder may be transferred by the Holder, in whole or in part at any time and from time to time, on the books and records of the Company maintained for such purpose at the principal executive office of the Company, in person, or by duly authorized attorney, upon surrender of this Warrant together with a Form of Assignment in substantially the form attached hereto as Exhibit B duly executed by the Holder and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. As soon as practicable and in any event not more than three (3) days after receipt of the items specified in the preceding sentence and receipt of an opinion of counsel to the extent required by Section 8 below, the Company shall register such transferee as the Holder in whose name this Warrant is registered upon the books and records maintained by the Company. Upon any partial transfer, the Company will issue and deliver to the original Holder a new Warrant having the same terms as this Warrant with respect to the portion not transferred as soon as practicable and in any event not more than fifteen (15) days after such transfer. The Holder and each transferee of this Warrant, by receiving or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the Holder in whose name this Warrant is registered upon the books and records maintained by the Company shall be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding.

8. RESTRICTIONS ON TRANSFER. By acceptance of this Warrant, the Holder hereby agrees that, absent an effective registration statement filed with the SEC under the Securities Act, covering the disposition or sale of this Warrant or the Warrant Stock issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, the Holder will not sell, offer for sale, pledge, hypothecate or otherwise transfer this Warrant or any shares of Warrant Stock, as the case may be, unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws. The Company may require an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such transfer. Notwithstanding the foregoing, no opinion shall be required in the case of a sale, pledge, hypothecation or other transfer of this Warrant or any shares of Warrant Stock in accordance with Rule 144 under the Securities Act, provided that the Holder shall furnish such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied.

9. COMPLIANCE WITH SECURITIES LAWS. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants that any securities purchased upon exercise of this Warrant or acquired upon conversion thereof shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as the Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; that the Holder is able to bear the economic risk of holding such shares of Warrant Stock for an indefinite period; that the Holder understands that shares Warrant Stock will not be registered under the Securities Act (unless otherwise required pursuant to exercise by the Holder of registration rights) and will be “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and that the exemption from registration under Rule 144 will not be available unless adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and that all stock certificates representing shares of Warrant Stock may have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UNLESS SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

10. NO RIGHTS OR LIABILITIES AS STOCKHOLDERS. Prior to exercise, the Holder solely in such Holder’s capacity as a holder of this Warrant shall not be entitled to any right to vote, give or withhold consent to any corporate action, receive notice of meetings or be deemed a holder of the Warrant Stock issuable upon exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by its creditors.

11. REGISTRATION RIGHTS, OTHER RIGHTS AND OBLIGATIONS. All shares of Common Stock issuable upon exercise of this Warrant (or issuable upon conversion of the Warrant Stock issued upon exercise of this Warrant) (i) shall be deemed “Registrable Securities” or such other definition of securities entitled to the registration rights provided in that certain Amended and Restated Investors’ Rights Agreement, made as of November 30, 2007, as such agreement may be subsequently amended from time to time, by and among the Company and the other parties thereto (the “Investors’ Rights Agreement’) and the Holder hereof shall be entitled, subject to the terms and conditions of that agreement, to all of the registration rights granted to holders of “Registrable Securities” thereunder and (ii) the Holder shall become a party to the Investors’ Rights Agreement and shall have the rights and obligations thereunder, including the “Market Stand-Off” provision as set forth in Section 1.13 of the Investors’ Rights Agreement.

12. NOTICES. Except as may be otherwise provided herein, all notices, including but not limited to Notices of Exercise, requests, waivers and other communications made pursuant to this Warrant shall be in writing and shall be deemed to have been received (a) when hand delivered to the other party; (b) when sent by facsimile to the party’s attention at the facsimile number set forth below, provided that the sending party has confirmation of transmission; (c) five (5) days after deposit in the U.S. mail, first class, postage prepaid and certified or registered with return receipt requested and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change the addresses given below, or designate additional addresses, for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

To the Holder:	To the Company:

Intel Capital Corporation	GCT Semiconductor, Inc.
c/o Intel Corporation	2121 Ringwood Avenue
2200 Mission College Blvd., M/S RN6-46	San Jose, CA 95131
Santa Clara, CA 95052
Attn: Intel Capital Portfolio Manager	Attn: Ron Wilderink
Fax Number: (408) 765-6038	Fax Number: (408) 434-6050

With a copy which shall not constitute notice to: portfolio.manager@intel.com

13. TITLE AND HEADINGS. The titles, captions and headings in this Warrant are included for ease of reference only and will be disregarded in interpreting or construing this Warrant. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “section and “exhibits” to this Warrant.

14. LAW GOVERNING. This Warrant shall be governed in all respects by the laws of the State of Delaware, without regard to principles of conflict of laws.

15. NOTICES OF RECORD DATE; OTHER EVENTS. In the event that the Company enters into any agreement to consummate a Change of Control, or otherwise intends to undertake any reclassification, recapitalization, conversion or other change in the Warrant Stock or receives the approval of its Board of Directors of any voluntary dissolution, liquidation or winding-up of the Company then, and in each such event, the Company will deliver or cause to be delivered notice in writing to the registered Holder of this Warrant at least twenty (20) days prior to the date on which such event or transaction is to take place.

16. SEVERABILITY. In the event that any one or more of the provisions contained in this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant.

17. AMENDMENT. This Warrant may not be amended, terminated or waived unless mutually agreed by the Company and the Holder in a written amendment to this Warrant executed by a duly authorized officer of the Company and the Holder. This provisions of this Warrant and any amendment, termination or waiver effected in accordance with this Section 17 shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

18. ENTIRE AGREEMENT. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

19. SATURDAYS, SUNDAYS AND HOLIDAYS. If the Expiration Time falls on a Saturday, Sunday or legal holiday, the Expiration Time shall automatically be extended until 5:00 p.m. Pacific Daylight Time on the next business day.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Date of Issuance set forth on the cover page of this Warrant.

GCT Semiconductor, Inc.

By:

Printed Name

Title

SIGNATURE PAGE TO WARRANT

Exhibit 4.4

Exhibit A

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

To: GCT Semiconductor, Inc.	Date: _____________________

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the Warrant for, and to purchase thereunder, the securities of GCT Semiconductor, Inc., as provided for therein, and (check the applicable box):

☐	Tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $ for shares of Warrant Stock.

☐	Elects the Net Issue Exercise option pursuant to Section 2.2 of the Warrant, and accordingly requests delivery of a net of shares of Warrant Stock, according to the following calculation:

X = Y (A-B)                    (            ) = (            ) [(            ) - (            )]

            A                                                               (            )

Where X = the number of shares of Warrant Stock to be issued to Holder.

Y = the number of shares of Warrant Stock purchasable under this Warrant being exchanged (as adjusted to the date of such exchange) ; provided that not more than eight-tenths of the aggregate number of shares of Warrant Stock set forth on the cover page of this Warrant shall be permitted to be exchanged pursuant to Section 2.2 of the Warrant.

A = the Fair Market Value of one share of the Warrant Stock.

B = Exercise Price (as adjusted to the date of such exchange).

☐	Elects the Same Day Sale Exercise option pursuant to Section 2.3 of the Warrant, and accordingly requests delivery of a net of shares of Warrant Stock.

Please issue a certificate or certificates for such securities in the name of::

Name:
Address:

Note: Unless permitted by the terms of the Warrant and applicable federal and state securities laws, the name specified above must correspond in all respects with the name as written upon the face of the Warrant in every particular without alteration or change whatsoever.

If the number of shares specified in this Notice of Exercise shall not be all of the shares of Warrant Stock purchasable under the Warrant, please issue a new Warrant in the name of the undersigned for the balance remaining of the shares of Warrant Stock purchasable thereunder.

IN WITNESS WHEREOF, the undersigned has caused this Notice of Exercise to be executed by its duly authorized officer as of the date first set forth above.

INTEL CAPITAL CORPORATION

By:

Printed Name

Title

SIGNATURE PAGE TO NOTICE OF EXERCISE

2

CONFIDENTIAL

Exhibit B

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrant)

To: GCT Semiconductor, Inc.	Date: _____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                          the attached Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                          attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of shares of Warrant Stock set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	Number of Shares of Warrant Stock

If the number of shares specified to be transferred in this Form of Assignment shall not be all of the shares of Warrant Stock purchasable under the Warrant, please issue a new Warrant in the name of the undersigned for the balance remaining of the shares of Warrant Stock purchasable thereunder.

INTEL CAPITAL CORPORATION

By:

Printed Name

Title